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                                                                       EXHIBIT 5




                              SHAREHOLDER AGREEMENT


         THIS SHAREHOLDER AGREEMENT, dated as of October 26, 1999 (this "Agreement"), by and between Lennox International Inc., a Delaware corporation ("Lennox"), and Anthony M. Schofield (the "Shareholder").

         WHEREAS, Service Experts, Inc., a Delaware corporation ("SEI"), has entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms not defined in this Agreement have the meanings ascribed to them in the Merger Agreement), with Lennox and LII Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Lennox ("Merger Sub"), that provides, among other things, upon the terms and subject to the conditions thereof, for the merger of Merger Sub with and into SEI (the "Merger").

         WHEREAS, as a condition to the willingness of Lennox to enter into the Merger Agreement, Lennox has required that the Shareholder agree, and in order to induce Lennox to enter into the Merger Agreement, the Shareholder has agreed, to vote, in accordance with the terms of this Agreement, all the shares of SEI Common Stock set forth opposite Shareholder's name on Schedule A hereto and any and all shares of SEI Common Stock that may hereafter be acquired by the Shareholder in his or her individual capacity (collectively, the "Shares"), whether pursuant to stock option agreements, warrants or otherwise.

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                    ARTICLE I

                         REPRESENTATIONS, WARRANTIES AND
                          COVENANTS OF THE SHAREHOLDER

         SECTION 1.1. Authority Relative to This Agreement. Shareholder is competent to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and, assuming the due authorization, execution and delivery by Lennox, constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

         SECTION 1.2. No Conflict. The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder shall not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance, on any of the Shares pursuant to, any note, bond,



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mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Shareholder is a party or by which Shareholder or the Shares are bound or affected.

         SECTION 1.3. Marketable Title. Shareholder represents and warrants to Lennox that Shareholder has good and marketable title to the Shares, free and clear of all liens, claims, charges and encumbrances and has full power and authority to exercise all voting rights in respect thereof.

         SECTION 1.4. Revocation of Proxies. Shareholder hereby revokes any and all previous proxies granted with respect to the Shares.

         SECTION 1.5. Agreement to Vote the Shares for the Merger. Shareholder agrees that he or she will attend (either in person or by proxy) any meeting of the shareholders of SEI to be held for the purpose of obtaining shareholder approval of the Merger and the Merger Agreement and that Shareholder will vote (or consent in lieu of a meeting of shareholders) all the Shares in favor of approval of the Merger and the Merger Agreement.

         SECTION 1.6. Further Assurances. Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of such party's obligations under this Agreement, including without limitation any actions reasonably requested by Lennox or SEI in connection with obtaining any required consents or approvals to the actions contemplated hereby under the HSR Act or the Exchange Act. Without limiting the generality of the foregoing, none of the parties hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would materially impair the ability of any party to effectuate, carry out or comply with all of the terms of this Agreement. The parties hereto understand and agree that notwithstanding any other provision contained herein, Shareholder is not prohibited from affecting any sale, transfer, assignment, division or any other disposition of Shares at any time, and the obligation to vote the Shares as provided in Section 1.5 of this Agreement applies only to the Shares owned by the Shareholder at the time of the events referred to in such section.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                    OF LENNOX

         SECTION 2.1 Authority Relative to This Agreement. Lennox has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Lennox and, assuming the due




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authorization, execution and delivery by Shareholder, constitutes a legal, valid and binding obligation of Lennox, enforceable against Lennox in accordance with its terms.

         SECTION 2.2 No Conflict. The execution and delivery of this Agreement by Lennox does not, and the performance of this Agreement by Lennox shall not, result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument or obligation to which Lennox is a party or by which Lennox is bound or affected.


                                   ARTICLE III

                                  MISCELLANEOUS

         SECTION 3.1. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

         SECTION 3.2. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance or injunctive relief in respect of the terms hereof.

         SECTION 3.3. Entire Agreement. This Agreement constitutes the entire agreement between Lennox and Shareholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Lennox and Shareholder with respect to the subject matter hereof.

         SECTION 3.4. Assignment. This Agreement shall not be assigned by operation of law or otherwise (other than by will or the laws of descent and distribution).

         SECTION 3.5. Parties in Interest. This Agreement shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 3.6. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. Any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto




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and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         SECTION 3.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

         SECTION 3.8. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.8):

         if to Lennox:

                  Lennox International Inc.
                  2100 Lake Park Blvd.
                  Richardson, TX  75080
                  Telecopy:  (972) 497-5440
                  Attention: Chief Executive Officer

         with a copy to:

                  Baker & Botts, L.L.P.
                  2001 Ross Avenue
                  Dallas, TX 75201-2980
                  Facsimile No.: (214) 953-6503
                  Attention: Andrew Baker

         if to Shareholder:

                  Service Experts, Inc.
                  Six Cadillac Drive, Suite 400
                  Brentwood, TN 37027
                  Telecopy: (615) 221-4131
                  Attention: Chief Executive Officer




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         with a copy to:

                  Cleary, Gottlieb, Steen & Hamilton
                  1 Liberty Plaza
                  New York, NY 10006
                  Telecopy: (212) 225-3999
                  Attention: Victor I. Lewkow, Esq.

                  and

                  Waller Lansden Dortch & Davis,
                  A Professional Limited Liability Company
                  511 Union Street
                  Suite 2100, Nashville City Center
                  Nashville, TN 37219
                  Telecopy: (615) 244-6804
                  Attention: J. Chase Cole, Esq.

         SECTION 3.9. Termination. This Agreement shall terminate upon the Effective Date or upon the termination of the Merger Agreement in accordance with the termination provisions provided therein.

         SECTION 3.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

         SECTION 3.11. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby shall be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 3.8 shall be deemed effective service of process on such party.

         SECTION 3.12. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 3.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  [Remainder of Page Intentionally Left Blank.]


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         IN WITNESS WHEREOF, Lennox has caused this Agreement to be executed by its respective officer thereunto duly authorized and Shareholder has duly executed this Agreement, each as of the date first written above.


                                      LENNOX INTERNATIONAL INC.



                                      By:  /s/ Clyde W. Wyant
                                           -------------------------------------
                                           Clyde W. Wyant
                                           Chief Financial Officer and Treasurer


                                      SHAREHOLDER


                                        /s/ Anthony M. Schofield
                                      ------------------------------------------




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                                   SCHEDULE A


SEI COMMON STOCK                                     3,000 SHARES



                                       A-1